INDEPENDENT CONSULTANT AGREEMENT

THIS INDEPENDENT CONSULTANT AGREEMENT (this “Agreement”) is dated as of the _____day of November 2024.

BETWEEN:

RED METAL RESOURCES LTD., a corporation existing under the laws of the Province of British Columbia with an office at: 820 – 1130 Pender Street West, Vancouver, BC, V6E 4A4, Canada.

(email:jeffs.caitlin@redmetalresources.com)

(the “Company”)

AND:

FREE MARKET MEDIA LTD. a corporation existing under the laws of the Province of British Columbia with an office at: 9007 – 204 Street, Langley, BC, V1M 1A9, Canada.

(email: shakespear_67@msn.com)

(the “Consultant”)

WHEREAS:

A.The Company is engaged in the business of mining and exploration (the “Business”);

B.The Company has asked the Consultant, and the Consultant has agreed to serve in a marketing and awareness role; and

C.The Consultant has considerable expertise in regard to business development and digital marketing which can be utilized by the Company to further the Business; and

D.The Company wishes to obtain, and the Consultant wishes to provide consulting services to the Company on the terms and conditions contained in this Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

1.SERVICES TO BE PROVIDED

1.1.Commencing on 4.1, the Consultant will provide such services to the Company as are described in Schedule A to this Agreement (collectively, the “Services”). The Consultant may also provide any other services not specifically mentioned in Schedule A attached hereto, but which, by reason of the Consultant’s capability, the Consultant knows or ought to know are necessary to ensure that the best interests of the Company are maintained.

1.2.The Consultant will report to the Board and executive management and will keep the Company informed of all matters concerning the Services as requested by the Company from time to time.

1.3.The Consultant will perform the Services to the level of competence and skill reasonably expected from persons with skills and experience similar to that of the Consultant.

1.4.Fiduciary Duty

The Consultant acknowledges that in performing the Services pursuant to this Agreement, the Consultant will occupy a position of high fiduciary trust and confidence and that the Consultant will develop and acquire wide experience and knowledge with respect to all aspects of the manner in which the Company’s business is conducted. Without limiting the generality of the foregoing, the Consultant agrees to observe the highest standards of loyalty, good faith and avoidance of conflicts of duty and self-interest, in performing the Services. It is the intent and agreement of the parties that the Consultant will use such knowledge and experience solely and exclusively in furtherance of the business interests of the Company.

2.INDEPENDENT CONSULTANT RELATIONSHIP

2.1.It is expressly agreed that the Consultant’s relationship with the Company is that of an independent contractor in performing the Services under this Agreement, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship between the Consultant and the Company.

2.2.The Consultant will not be entitled to any of the benefits that the Company may make available to its employees from time to time, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The Company will not pay any contribution to any pension plan, employment insurance or withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of the Consultant.

2.3.The Consultant is solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the performance of the Services and the consideration therefor under this Agreement.

2.4.The Consultant may incur expenses in the name of the Company as agreed in advance in writing by the Company, such expenses to relate solely to the carrying out of the Consultant’s duties pursuant to this Agreement. The Consultant will immediately forward all invoices for expenses incurred on behalf of and in the name of the Company and the Company agrees to pay said invoices directly on a timely basis.

3.CONSIDERATION FOR SERVICES

3.1.As consideration for the provision of the Services by the Consultant, the Company and the Consultant agree to the remuneration set out in Schedule B attached hereto.

4.TERM AND TERMINATION

4.1.This Agreement will commence on the date of this agreement and will continue for a term of 3 months (the “Term”), unless terminated in accordance with Section 4.3.

4.2.The Term may be renewed for subsequent 3-month terms (each, a “Renewal Term”) by each Party giving 30 days’ prior written notice to the other Party of its intention not to renew this Agreement.

4.3.Notwithstanding Section 4.1, this Agreement may be terminated at any time by either Party by giving at least 30 days’ advance notice in writing to the other Party.

4.4.The definitions contained in this Agreement and the rights and obligations contained in this Section 4 and in Sections 5 and 6 will survive any termination or expiration of this Agreement.

5.INDEMNIFICATION

5.1.The Company agrees to indemnify and hold harmless the Consultant from and against any and all third party claims, suits, actions, demands and proceedings against the Consultant (including reasonable legal fees and expenses) and all losses, costs, damages, expenses, fees and liabilities related thereto arising out of or related to the Services provided by the Consultant pursuant to this Agreement including, but not limited to, any allegation against the Consultant of negligent acts or omissions, willful misconduct or fraudulent activities of the Consultant in providing the Services.

6.GENERAL

6.1.This Agreement contains the entire Agreement and obligation between the Parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both Parties.

6.2.The Company expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness in any proceeding to enforce any provision of this Agreement, the intention of the Parties being to provide for the legitimate and reasonable protection of the interests of the Consultant by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

6.3.Any notice, request, demand or other communication hereunder shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (i) by personal delivery, when actually delivered; (ii) by overnight courier, upon written verification of receipt; (iii) by email, when sent, if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the first page of this Agreement or to such other address as either Party may advise the other in writing from time to time in accordance with this Section 6.3.

6.4.Each Party will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments relating hereto. The Parties agree that they have had adequate opportunity to seek independent legal advice with respect to the subject matter of this Agreement and have either obtained such advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such legal advice.

6.5.If any provision of this Agreement, including as to term or geographical area, is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions of this Agreement or of the same provision as applied to any other fact or circumstance, and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable.

6.6.All references to dollar amounts in this Agreement refer to the lawful currency of Canada.

6.7.Time shall be of the essence of this Agreement.

6.8.The Company may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Company’s duties without the prior written consent of the Consultant.

6.9.The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

6.10.This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each Party irrevocably submits to the exclusive jurisdiction of courts of competent jurisdiction in the Province of British Columbia.

6.11.This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the Parties agree that any signature delivered by electronic transmission will be deemed to be the original signature of the delivering Party.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first written above.

FREE MARKET MEDIA LTD.
By:	/s/ Brent Rusin
Name: Brent Rusin
Title: CEO & Director

RED MERAL RESOURCES LTD.
By:	/s/ Caitlin Jeffs
Name: Caitlin Jeffs
Title: President & CEO

SCHEDULE A

SERVICES

Capitalized terms used but not otherwise defined in this Schedule A have the meaning ascribed thereto in the Independent Consultant Agreement (the “Agreement”) of which this Schedule A forms part.

The Services to be provided under the Agreement are as follows:

i.Digital Media set up and coordination – Landing Pages and Manage Spend

ii.Advertising – Digital Ads

iii.Organize awareness campaigns

SCHEDULE B REMUNERATION

Capitalized terms used but not otherwise defined in this Schedule B have the meaning ascribed thereto in the Independent Consultant Agreement of which this Schedule B forms part.

Fees and Taxes

Fees payable under the Agreement will be comprised cash, shares, stock options and or restricted share units issued from time to time when approved by the board of directors. Fees are not to exceed USD $50,000.00 per 90 days without the prior written approval from the Company

Shares

The Company may, from time to time, issue to the Consultant shares in lieu of cash.

Securities Law

Shares will be called “Securities”.

The issuance of the Securities to the Consultant will be made in reliance on an exemption from the prospectus filing requirements contained in section 2.5 of National Instrument 45-106 and the exemption from the registration requirements contained in Regulation S promulgated under the Securities Act of 1933, as amended (the “1933 Act”). The Company reserves the right to request from the Consultant any additional certificates or representations required to establish an exemption from applicable securities legislation prior to the issuance of any Securities.

The certificates representing the Securities to be issued to the Consultant will be affixed with the following legends describing such restrictions:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED HEREBY MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) [insert Closing Date] AND (II) THE DATE THAT THE COMPANY BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY IN CANADA.

The Consultant acknowledges and warrants that at the time of entry into this Agreement and on the date of the issuance of any Securities that there are restrictions on the Consultant’s ability to resell any of the Securities in Canada under applicable provincial securities laws and National Instrument 45-102 – Resale of Securities.